Exhibit 99.1

News Release

Schering-Plough Corporation

2000 Galloping Hill Road

Kenilworth, New Jersey 07033-0530

FOR RELEASE: IMMEDIATELY

Investor Contacts:

Geraldine U. Foster

Lisa W. DeBerardine

Janet M. Barth

908-298-7436

Media Contact: Denise K. Foy (908) 298-7616

SCHERING-PLOUGH REPORTS SALES, EARNINGS FOR 2003 FIRST QUARTER

New Chairman and CEO Announces Early Action Steps;

Comments on Previous Earnings Guidance;

Announces Investor Meeting for November 19, 2003

Schering-Plough's new chairman and chief executive officer, Fred Hassan, said, "I believe that despite the major challenges that Schering-Plough faces today, we will succeed in delivering the turnaround and getting on a track of solid, long-term growth."

"2003 is clearly a transition year. Having just arrived, I am assessing this situation and believe it is right not to be constrained by the business assumptions that supported the previously stated earnings guidance," Hassan explained. Accordingly, Schering-Plough is withdrawing its prior guidance that full-year 2003 diluted earnings per share would be in the range of 75 cents to 85 cents.

Hassan added, "I want to thank our investors in advance for their confidence and patience. You will note that we are also announcing today early action steps that we are taking to revitalize the company and build for long-term success. In the coming months I will be in a position to discuss our progress. The first opportunity will be during the quarterly conference call scheduled for second quarter earnings on July 23, 2003."

In addition, an analyst meeting in New York City is also being planned for November 19. At this meeting Hassan will review the company's prospects and provide a strategy for future growth. Further details about the meeting will be provided at a later date.

First Quarter Financial Highlights

  Diluted earnings per share decreased 71% to 12 cents.
  Net income decreased 71% to $173 million.
  Sales decreased 19% to $2.1 billion.
  Worldwide pharmaceutical sales decreased 26% to $1.6 billion.
  U.S. pharmaceutical sales decreased 52% to $648 million.
  International pharmaceutical sales increased 13% to $980 million.
  R&D spending increased 13% to $344 million.

KENILWORTH, N.J., May 13, 2003 - Schering-Plough Corporation (NYSE: SGP) today reported financial results for the first quarter of 2003. Net income and diluted earnings per share declined 71 percent to $173 million and 12 cents, respectively, due predominantly to the loss of U.S. sales and profits of the prescription CLARITIN line of nonsedating antihistamines, which was introduced for over-the-counter (OTC) sale in December 2002. This compares to net income of $600 million and diluted earnings per share of 41 cents per share in the 2002 period. First quarter 2003 sales of $2.1 billion were 19 percent lower than the sales of $2.6 billion in the 2002 period. Excluding exchange, first quarter sales decreased 24 percent, with volume declines of 28 percent.

First Quarter Sales Results

In the 2003 first quarter, worldwide pharmaceutical sales totaled $1.6 billion, down 26 percent (down 31 percent when foreign exchange is excluded) compared to sales of $2.2 billion in the 2002 period. U.S. pharmaceutical sales of $648 million declined 52 percent versus sales of $1.3 billion in the 2002 period, primarily due to the rapid decline in sales of prescription Claritin, resulting from its patent expiration and conversion from prescription to OTC status in December 2002. International pharmaceutical sales increased 13 percent to $980 million compared to $870 million in the 2002 first quarter, benefiting primarily from favorable foreign exchange, coupled with growth (ex-exchange) in the anti-infective/anticancer and allergy/respiratory product sales categories. Excluding exchange, sales of international pharmaceuticals were unchanged.

Intron Franchise

Worldwide sales of the Intron franchise totaled $516 million, down 7 percent in the 2003 first quarter versus sales in the comparable 2002 period of $556 million. The Intron franchise includes the anticancer/antiviral agent Intron A Injection, as monotherapy and in combination with Rebetol Capsules for treating hepatitis C, and Peg-Intron Powder for Injection, a longer-acting form of Intron A, as monotherapy and in combination with rebetol for treating hepatitis C.

In the United States, INTRON franchise sales were $279 million (including U.S. REBETOL sales of $136 million), 18 percent lower than 2002 first quarter sales of $342 million, due to reductions in trade inventory levels, tempered by expansion in the overall prescription hepatitis C market. In the first quarter a new competitor was launched in the hepatitis C market. The overall market share of the INTRON franchise has been declining, reflecting this new market competition.

International sales of the Intron franchise grew 10 percent to $237 million versus $215 million in the 2002 first quarter. Excluding foreign exchange, sales were down due to increasing competition in various European markets and lower sales in Japan.

Also in the first quarter, Schering-Plough announced separate licensing agreements with Three Rivers Pharmaceuticals, Geneva Pharmaceuticals and Teva Pharmaceuticals to resolve U.S. ribavirin patent disputes. Under terms of the agreements, Schering-Plough will grant to each company, respectively, a non-exclusive, non-sublicensable license to its U.S. ribavirin patents. The agreements do not affect Three Rivers', Geneva's or Teva's reported patent litigation with Ribapharm, Inc. As previously reported, Schering-Plough anticipates the possibility of generic ribavirin competitors in the United States in 2003.

Remicade

International sales of Remicade, for the treatment of rheumatoid arthritis and Crohn's disease, increased 89 percent to $114 million in the 2003 first quarter versus sales of $60 million in 2002. Excluding foreign exchange, sales rose significantly due to increased patient utilization. Schering-Plough has worldwide rights to market Remicade, except in the United States, Japan and parts of the Far East, from Centocor, Inc., a Johnson & Johnson subsidiary. In February, the European Union's (EU) Committee for Proprietary Medicinal Products (CPMP) recommended approval of REMICADE for the treatment of ankylosing spondylitis (AS), a chronic and debilitating inflammatory disease of the spine, and for an expanded labeling for maintenance dosing for Crohn's disease. EU approval for the treatment of AS would make REMICADE the first and only anti-TNF agent indicated for this debilitating disease, which affects an estimated 1.5 million Europeans.

Temodar

In the 2003 first quarter, worldwide sales of Temodar Capsules, for treating certain types of brain tumors, were essentially flat at $59 million. U.S. sales decreased 24 percent to $26 million versus $34 million in the 2002 first quarter, due to reductions in trade inventory levels, tempered by market share gains and market growth. International sales of $34 million increased 34 percent from $25 million in the comparable 2002 period, resulting from increased market penetration.

CAELYX

International sales of CAELYX, a long-circulating pegylated liposomal formulation of doxorubicin hydrochloride, grew 56 percent to $22 million in the 2003 first quarter versus $14 million in 2002, benefiting from increased patient utilization coupled with the launch of a newly approved indication. In January, CAELYX received EU approval as monotherapy for metastatic breast cancer in patients who are at increased cardiac risk. Other approved indications include treatment of advanced ovarian cancer and AIDS-related Kaposi's sarcoma. Schering-Plough has exclusive international marketing rights to CAELYX, except in Japan and Israel, through a distribution agreement with ALZA, a wholly owned subsidiary of Johnson & Johnson.

Prior to the 2003 first quarter, sales of CAELYX were reported in the Other anti-infective/anticancer sales line.

Claritin

Worldwide sales of prescription CLARITIN were $109 million in the 2003 first quarter, versus sales of $659 million in 2002. U.S. sales for prescription CLARITIN recognized in the first quarter of 2003 were $16 million versus U.S. sales of $565 million in the 2002 period. As previously disclosed, the company fully reserved for any U.S. prescription CLARITIN trade inventory existing at year-end 2002. Therefore, reported sales are the difference between trade inventory at year-end 2002 and trade inventory at the end of the 2003 first quarter, reflecting estimated patient demand.

The estimate for patient demand was based on information provided directly to the company from its customers (U.S. wholesalers, chain and retail pharmacies) about existing levels of trade inventories as of March 31, 2003.

International sales of prescription CLARITIN declined 1 percent to $93 million from $94 million in the 2002 first quarter, due to the continued conversion of patients from CLARITIN to CLARINEX, tempered by sales growth in Japan reflecting the September 2002 launch of the product.

Clarinex

Clarinex sales totaled $173 million worldwide in the 2003 first quarter, significantly higher than the $85 million reported in the comparable 2002 period. In the United States, Clarinex has the broadest indications of any prescription nonsedating antihistamine. U.S. sales were $133 million, up 89 percent from $70 million in the 2002 first quarter, reflecting the continued conversion of patients from prescription Claritin to Clarinex. However, the growth was tempered by the decline in the overall prescription antihistamine market resulting primarily from the launch of OTC CLARITIN in December 2002. CLARINEX is experiencing intense competition in the U.S. allergy market. The company is beginning to implement new marketing efforts to address market share performance. International sales of Clarinex were $41 million in the first quarter versus $14 million in 2002, benefiting from new market launches.

Nasonex

First quarter sales of Nasonex Nasal Spray, a once-daily nasal-inhaled steroid for allergies, were $79 million worldwide, a 43 percent decrease versus 2002 sales of $138 million. U.S. sales were $34 million, down 66 percent versus $101 million in 2002, due to trade inventory reductions, coupled with market share declines. NASONEX is also experiencing intense competition in the U.S. allergy market. The company is beginning to implement new marketing efforts to address market share performance. Outside of the United States, sales of Nasonex grew 21 percent to $44 million compared with 2002 sales of $37 million, due to market share gains.

Zetia

Zetia, a novel cholesterol absorption inhibitor, was launched in the United States and several international markets in November 2002. The launch is progressing well in the United States through the company's partnership with Merck, as shown by positive prescription trends (500,000 total prescriptions written through March, according to IMS Health) and market share growth. Worldwide sales of Zetia, as reported to Schering-Plough by the partnership, were $46 million in the 2003 first quarter, with U.S. sales of $41 million. ZETIA is also approved in several countries throughout the world, and recently completed the Mutual Recognition Procedure in the EU, as well as Norway and Iceland.

As previously disclosed, Schering-Plough is reporting its share of profits as "alliance revenue," which is included in net sales. The company's sales force costs are reported as selling, general and administrative expenses, and the company's share of development expenses is reported as research and development expenses. In the 2003 first quarter, alliance revenue was insignificant due to launch-related marketing expenses associated with ZETIA.

Integrilin

Sales of Integrilin Injection, a glycoprotein platelet aggregation inhibitor for the treatment of patients with acute coronary syndromes, grew 31 percent to $89 million worldwide versus sales of $68 million in the 2002 first quarter, with sales growth reported in the United States. Domestic sales of Integrilin totaled $84 million, up 35 percent compared to sales of $62 million in 2002, due to increased utilization. INTEGRILIN continues to be the U.S. market leader in its class.

Other Product Sales

Worldwide sales of animal health products in the 2003 first quarter decreased 5 percent to $143 million (down 13 percent excluding foreign exchange) compared to sales of $150 million in 2002, due to current manufacturing supply issues.

First quarter sales of Schering-Plough's OTC products were $155 million, significantly higher than 2002 sales of $41 million, driven by OTC CLARITIN sales of $125 million. In November 2002, all five formulations of CLARITIN were approved at their original prescription strengths by the U.S. Food and Drug Administration (FDA) as OTC medicines for the treatment of allergies. Currently, all five formulations are available in the OTC market. Sales of other OTC products declined in the first quarter due to manufacturing issues. Sales of foot care products decreased 13 percent in the first quarter to $66 million versus $76 million in 2002, due to a prior year trade stock-in for the Lotrimin Ultra launch. Sun care product sales of $81 million were flat versus the comparable 2002 period.

First Quarter Costs and Expenses

The gross margin ratio to sales was 68.3 percent in the 2003 first quarter versus 77.4 percent in the 2002 period. Cost of sales as a percentage of sales increased to 31.7 percent in the first quarter compared with 22.6 percent in 2002. The increase was primarily due to a change in product sales mix resulting from the loss of U.S. sales of prescription CLARITIN. The increase was also the result of higher manufacturing costs arising from the Company's increased CGMP compliance efforts.

Selling, general and administrative expenses decreased 8 percent to $843 million in the first quarter of 2003 versus $919 million in 2002. The decrease was mostly due to lower spending and comparisons to prior year expenses in the United States associated with the launches of CLARINEX and PEG-INTRON/REBETOL combination therapy, tempered by higher international field force spending to support new product launches. The ratio to sales of 40.6 percent is higher than the 35.9 percent ratio to sales in the prior year, primarily due to lower overall sales reported in the 2003 first quarter and the promotional and sales support efforts for CLARINEX, the INTRON franchise and ZETIA.

First quarter 2003 research and development spending totaled $344 million, an increase of

13 percent over the $305 million in R&D spending in 2002, primarily due to higher spending in the area of drug development, including clinical trials.

The effective tax rate in the first quarter of 2003 was decreased to 20.0 percent from 23.0 percent in 2002, primarily due to the loss of prescription CLARITIN sales in the United States resulting in the shift of earnings to certain jurisdictions with lower tax rates.

First Quarter Conference Call

Schering-Plough will be conducting a conference call for investors to discuss first quarter results at
9:00 a.m. (EDT). During this call, investor relations will provide an overview of Schering-Plough's financial performance for the quarter and will address inquiries from investors. For the company's second quarter earnings release in July, Fred Hassan, Schering-Plough's chairman and chief executive officer, will lead the conference call and update investors on early action steps. This was previously noted in an April 21 letter to investors posted on the investor relations Web site, http:/ /ir.schering-plough.com..

A live audio webcast of the conference also will be available to all interested parties via http:/ /ir.schering-plough.com.. .

DISCLOSURE NOTICE: The information in this press release includes certain "forward-looking" statements relating to the company's business prospects. The market viability of the company's marketed and pipeline products are subject to substantial risks and uncertainties. The company's financial performance is dependent on the market viability of the company's marketed and pipeline products, possible changes in business strategies and the ability to successfully implement those business strategies, and other factors, all of which are subject to substantial risks and uncertainties. The reader of this release should also understand that the forward-looking statements may also be adversely affected by general market and economic factors, competitive product development, market acceptance of new products, product availability, current and future branded, generic or OTC competition, federal and state regulations and legislation, the regulatory process for new products and indications, existing and new manufacturing issues that may arise, trade buying patterns, patent positions, litigation and investigations and instability or destruction in a geographic area important to us due to reasons such as war or SARS. For further details and a discussion of these and other risks and uncertainties, see the company's Securities and Exchange Commission filings, including the company's 10-Q for the 2003 first quarter, and its Form 8-Ks.

Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

SCHERING-PLOUGH CORPORATION

Report for the first quarter ended March 31 (unaudited):

(Amounts in millions, except per share figures)
	First Quarter

	2003	2002	%

Net Sales	$2,074	$2,556	(19)
Costs and Expenses:
Cost of Sales	658	579	14
Selling, General and Administrative	843	919	(8)
Research and Development	344	305	13
Other, Net	13	(26)	N/M

	1,858	1,777	5

Income Before Income Taxes	216	779	(72)
Income Taxes	43	179	(76)
Net Income	$ 173	$ 600	(71)

Diluted Earnings per
Common Share	$ 0.12	$ 0.41	(71)

Effective Tax Rate	20.0%	23.0%

Average Common Shares
Outstanding - Diluted	1,470	1,471

Actual Number of Common Shares
Outstanding at March 31	1,469	1,466

N/M = Not a meaningful percentage

Excluding exchange, diluted earnings per share for the first quarter of 2003 decreased 76 percent. The company advises that the trend in earnings per share should be viewed with and without the effects of foreign exchange rates.

SCHERING-PLOUGH CORPORATION

Report for the first quarter ended March 31 (unaudited):

Net Sales by Major Product:
(Dollars in Millions)	First Quarter
	2003	2002	%

ANTI-INFECTIVE & ANTICANCER	$781	$797	(2)
Caelyx	22	14	56
Intron franchise*	516	556	(7)
Remicade	114	60	89
Temodar	59	59	1

ALLERGY & RESPIRATORY	453	1,014	(55)
Clarinex	173	85	N/M
Claritin Rx	109	659	(83)
Nasonex	79	138	(43)
Proventil	17	59	(71)

CARDIOVASCULARS	111	117	(5)
Integrilin	89	68	31

DERMATOLOGICALS	118	120	(1)

OTHER PHARMACEUTICALS	166	159	4
	_____	_____
WORLDWIDE PHARMACEUTICALS	1,629	2,207	(26)

ANIMAL HEALTH	143	150	(5)

OTC	155	41	N/M
OTC Claritin	125	-	N/M

FOOT CARE	66	76	(13)

SUN CARE	81	82	-

CONSOLIDATED NET SALES	$2,074	$2,556	(19)

N/M - not a meaningful percentage

*The Intron franchise includes INTRON A, PEG-INTRON and REBETOL.

NOTE: Additional information about U.S. and international sales for specific products is available by calling the company or visiting the investor relations Web site at http: // ir.schering-plough.com.

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